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                                                                    EXHIBIT 12.1

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                         BROADBAND TECHNOLOGIES, INC.

                                (IN THOUSANDS)


                                                                                                                       QUARTER
                                                          Fiscal Year ended December 31                                 ENDED
                                 ----------------------------------------------------------------------------------    3/31/96
                                       1991              1992              1993              1994           1995
                                 ----------------------------------------------------------------------------------
 EARNINGS AVAILABLE FOR FIXE
 CHARGES:
 Net loss                             (8,383)          (11,821)          (18,990)          (24,170)       (27,902)       (7,541)
 Fixed Charges                           599               393               365               187            135            11
                                 -----------------------------------------------------------------------------------------------
 EARNINGS AVAILABLE FOR FIXE
 CHARGES:                             (7,784)          (11,428)          (18,625)          (23,983)       (27,767)       (7,530)
                                 ===============================================================================================




 FIXED CHARGES:
 Interest Expense on
 Indebtedness                            582               378               328               123             65             6
 Interest Factor of rent
 expense                                  17                15                37                64             70             5
                                 -----------------------------------------------------------------------------------------------
 TOTAL FIXED CHARGES                     599               393               365               187            135            11
                                 -----------------------------------------------------------------------------------------------

         For the years ended December 31, 1991, 1992, 1993, 1994 and 1995 and for the quarter ended March 31, 1996, the Company's earnings were not sufficient to cover its fixed charges. Additional earnings of $8.383 million, $11.821 million, $18.990 million, $24.170 million, $27.902 million, and $7.541 million, respectively, would have been required to achieve ratios of earnings to fixed charges of 1.0.